Exhibit 99.1

CEVA Announces Strengthening of Board of Directors and Appointments to Newly Formed Executive Advisory Board

Industry and Investment Banking Veteran Joins CEVA Board

Executive Advisory Team Formed

San Jose, Calif. - April 5, 2004: The board of directors of CEVA, Inc. (NASDAQ: CEVA; LSE: CVA), the leading licensor of Digital Signal Processor (DSP) cores and communications solutions to the semiconductor industry, announced today the strengthening of its board of directors with the appointment of an independent non-executive director, and the appointment of three industry veterans to a newly established executive advisory board.

Effectively immediately, Mr. Dan Tocatly joins CEVA as independent non-executive director. Mr Tocatly brings a wealth of investment banking and technology experience to CEVA. Also announced today, Chet Silvestri, president and CEO of CEVA, has been appointed chairman of the board of directors.

Separately, CEVA announced the formation of an Executive Advisory Board, and has appointed semiconductor industry veterans Raj Parekh, Barry Cox and Carl Schlachte as its first members.

“I am very pleased that we have attracted such well-respected and recognized business and technology leaders, who will be instrumental in advising CEVA as we seek to expand our position as the leading licensor of DSP technologies,” said Chet Silvestri, chairman and CEO of CEVA. “The appointment of Dan Tocatly to our board, and Raj Parekh, Barry Cox and Carl Schlachte to our executive advisory board, brings a new level of financial and semiconductor industry experience to CEVA.”

CEVA Appoints Dan Tocatly as Independent Non-Executive Director

Dan Tocatly joins CEVA as independent non-executive director and brings a wealth of experience in technology and investment banking to CEVA. Mr Tocatly is co-founder and managing partner of the Magnum Group, one of Europe’s largest technology venture capital firms, and he sits on the boards of a number of technology companies. Mr. Tocatly has served as senior managing director at Paine Webber, and previously held a number of senior management positions at Salomon Brothers. Mr. Tocatly holds a BS in business administration from the University of Southern California, from which he graduated summa cum laude.

CEVA Appoints Raj Parekh, Barry Cox and Carl Schlachte to Executive Advisory Board

Before founding Redwood Venture Partners as chairman and executive managing director, Raj Parekh served at Sun Microsystems as chief technology officer and vice president of engineering, as well as VP and general manager of Java Products for Sun Microsystems. Before joining Sun, he was co-founder, vice president and general manger of Silicon Graphics. In his career, Mr. Parekh has managed more than 100 chip developments across a breadth of technologies and markets. He has also served on the boards of directors and as chairman of more than 15 high-tech companies. Mr. Parekh holds several U.S. patents, and has achieved many awards for his vision and leadership. Mr. Parekh received a BE/BS in electrical engineering from the L.D. College of Engineering, India, and a masters of electrical engineering from the Polytechnic Institute of New York.

Barry Cox has more than thirty years of experience in the semiconductor industry. Currently Mr. Cox is chairman of Noya Measurements Instruments, a publicly traded semiconductor capital equipment company. Previously Mr. Cox served as chairman of Quantum Effect Devices prior to its acquisition by PMC Sierra in 2000, and before Quantum, he was president and CEO of publicly traded Weitek Corporation, a leading fabless semiconductor company. Mr. Cox was co-founder and director of ATEQ Corporation, which was subsequently merged with ETEC Systems, prior to its Initial Public Offering. Mr. Cox spent eight years with Intel Corporation, where he served as President of Intel Europe, and six years at Texas Instruments. Mr. Cox holds a BS degree in engineering from the US Air Force Academy and an MBA from Boston University.

Carl Schlachte has more than twenty years experience in the semiconductor IP and microprocessor industries. Mr Schlachte was recently appointed CEO of ARC International, a leader in customizable processors. Prior to ARC, he was president and CEO of Raza Microelectronics. Previously, Mr. Schlachte served as chairman and CEO of BOPS Inc., a semiconductor IP company focused on the development of high-performance DSP technologies. Mr Schlachte has served as vice president of North America for ARM Holdings plc and has held various senior management positions in Motorola’s Semiconductor Products business. Mr. Schlachte holds a BS degree in computer science from Clemson University.

About CEVA, Inc.

Headquartered in San Jose, CEVA (NASDAQ: CEVA and LSE: CVA) is the leading licensor of DSP cores and communications solutions to the semiconductor industry. CEVA markets a portfolio of DSP IP in three integrated areas: CEVA DSPs, CEVA Xpert Open Framework Environment, and CEVA Xpert Applications, all supported by Xpert Integration services. CEVA’s products are used in over 50 million devices each year. The company was formerly known as ParthusCeva, Inc. For more information, visit www.ceva-dsp.com.

Contact:

CEVA, Inc.

Barry Nolan

Tel: 1-408-514-2900